FIRST AMENDMENT TO SECOND
AMENDED AND RESTATED RIGHTS AGREEMENT

This First Amendment to the Second Amended and Restated Rights Agreement (this “First Amendment”) is made effective as of the 26th day of February, 2010.  This First Amendment is an amendment to the Second Amended and Restated Rights Agreement, dated as of April 9, 2009, (the “Rights Agreement”), between Southwestern Energy Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

RECITALS

A.  The Company and the Rights Agent previously entered into the Rights Agreement for the purpose of specifying the terms and conditions of the Rights.

B.  Section 27 of the Rights Agreement provides, among other things, that, until the Stock Acquisition Date, the Company may, and the Rights Agent shall, if directed by the Company, make any supplement or amendment with respect to the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment.

C.  The Stock Acquisition Date has not occured as of the date hereof.

D.  The Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.

E.  The Company has delivered to the Rights Agent, concurrently with the execution and delivery of this First Amendment, a certificate from an appropriate officer of the Company stating that this First Amendment complies with Section 27 of the Rights Agreement.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

NOW THEREFORE, the parties hereto agree as follows:

1.  Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, and an amount equal to any tax or charge required to be paid under Section 9(e), at or prior to the earlier of (i) 5:00 P.M., New York City time, on February 26, 2010, or such earlier or later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), and (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”). Except for those provisions herein which expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Expiration Date and such time as all outstanding Rights have been exercised hereunder (other than Rights which have become null and void pursuant to the provisions of Section 7(e) hereof).”

2.  The Exhibits to the Rights Agreement shall be deemed amended and restated to reflect this First Amendment, including all necessary and conforming changes.

3.  This First Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at 5:00 P.M., New York City time, on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

4.  This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.  This First Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed, this 25th day of February, 2010.

SOUTHWESTERN ENERGY COMPANY

By:  /s/ GREG D. KERLEY

Name:  Greg D. Kerley

Title:  Executive Vice President & Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:   /s/ DENNIS V. MOCCIA

Name:   Dennis V. Moccia

Title:   Manager, Contract Administration